Exhibit 2.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made as of October 25, 2024 by and between Aptorum Group Limited, an exempted company incorporated in Cayman Islands with limited liability (the “ListCo”) and YOOV Group Holding Limited (the “Company”).

RECITALS

Reference is made to the Agreement and Plan of Merger by and between the ListCo and the Company dated as of March 1, 2024 and amended on May 28, 2024 (the “Merger Agreement”). The ListCo and the Company wish to terminate the Merger Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the ListCo and the Company hereby agree as follows:

1. Termination of the Merger Agreement. In accordance with Section 10.01(a) of the Merger Agreement, the parties hereto hereby agree to terminate the Merger Agreement in its entirety effective immediately upon the execution of this Agreement by each of the parties hereto, and the Merger Agreement shall be null and void and of no further force or effect. Neither party shall have any further rights or obligations thereunder or with respect thereto, except as specifically set forth herein.

2. Releases. Upon the termination of the Merger Agreement, each party hereto, on its own behalf and on behalf of its principals, affiliates, subsidiaries, directors, officers, stockholders, employees, agents, representatives, and successors and assigns of each of them, hereby irrevocably, fully and unconditionally releases and forever discharges the other party and each of its past or present principals, affiliates, directors, officers, stockholders, employees, agents, representatives, and successors and assigns of each of them, from and against any and all present and future claims, counterclaims, demands, actions, suits, causes of action, damages, controversies and liabilities, including, without limitation, any costs, expenses, bills, penalties or attorneys’ fees, whether know or unknown, contingent or absolute, foreseen or unforeseen, and whether in law, equity or otherwise, that could have been asserted in any court or forum and relating in any way to any conduct, occurrence, activity, expenditure, promise or negotiation arising from or relating to the Merger Agreement.

3. Representations and Warranties. Each of the parties hereto hereby represents and warrants to the other party that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions of this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

4. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters.

5. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

6. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Except as expressly provided herein, this Agreement may not be assigned by either party without the prior written consent of the other. Any assignment in violation of this paragraph will be null and void.

7. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or e-mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or e-mail signature page were an original thereof.

8. Future Assurances. At the request of either party hereto, and without further consideration, the other party hereto will execute and deliver such other documents, forms, agreements, or instruments as may be reasonably requested for the completion of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, or caused it to be executed and delivered by their duly authorized officers, as of the date first above written.

Aptorum Group Limited

By:	/s/ Ian Huen
Name:	Ian Huen
Title:	Chief Executive Officer

YOOV Group Holding Limited

By:	/s/ Wong Ling Yan Philip
Name:	Wong Ling Yan Philip
Title:	Chief Executive Officer

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